Exhibit 4.11

THE BLACK & DECKER NON-EMPLOYEE DIRECTORS STOCK PLAN

1. Purpose of the Plan.    Under this Non-Employee Directors Stock Plan of The Black & Decker Corporation, a Maryland corporation (the “Company”), shares of the Company’s Common Stock, par value $.50 per share (“Common Stock”), will be issued to participants in partial compensation for their service as directors of the Company. This Plan is designed to promote the long-term growth and financial success of the Company by enabling the Company to attract, retain and motivate directors by providing for or increasing their proprietary interest in the Company and by aligning the economic interests of directors with those of the Company’s stockholders.

2. Definitions.    For purposes of this Plan:

(a) The term “Board” shall mean the Company’s Board of Directors.

(b) The term “Fair Market Value” shall mean as of any date, and unless the Committee shall specify otherwise, the closing sale price per share of Common Stock as finally reported in the New York Stock Exchange Composite Transactions for the New York Stock Exchange or if shares of Common Stock are not sold on such date, the closing sale price per share of Common Stock as finally reported in the New York Stock Exchange Composite Transactions for the New York Stock Exchange for the most recent prior date on which shares of Common Stock were sold.

(c) The term “Participant” shall mean any person who on a Payment Date is a member of the Board of Directors of the Company and is not a full-time employee of the Company or a subsidiary of the Company. For purposes of this Section 2(c), unless the Board provides otherwise, a person shall not be considered an employee solely by reason of serving as Chairman of the Board.

(d) The term “Payment Date” shall mean the date on which each directors’ retainer fees are paid by the Company. Unless the Board specifies otherwise, the Payment Date shall be the date of the Annual Meeting of Stockholders of the Company.

(e) The term “Plan” shall mean The Black & Decker Non-Employee Directors Stock Plan, as approved by the Board on February 12, 1998, and adopted by the stockholders at the 1998 Annual Meeting of Stockholders, as the same may be amended from time to time.

(f) The term “Shares” shall mean shares of Common Stock granted under this Plan.

3. Effective Date.    The effective date of this Plan (the “Effective Date”) is April 28, 1998. The amendment and restatement of this Plan shall be effective at the 2008 Annual Meeting of Stockholders. Shares may not be issued under this Plan after termination of this Plan by the Board or after issuance of all of the Shares authorized for issuance under this Plan, whichever is earlier.

4. Plan Operation.    This Plan is intended to operate in a manner that meets the requirements of a formula plan under Rule 16b-3 (or its successor) adopted under the Securities Exchange Act of 1934, as amended (the ”Exchange Act”). Accordingly, this Plan is intended to be self-governing and requires no discretionary action by any administrative body with regard to any transaction under this Plan. Subject to the foregoing, this Plan shall be administered by the Corporate Governance Committee of the Board (the “Committee”), and all decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all current, future and former Participants. The Committee may delegate to one or more of its members or to any person or persons such ministerial duties as it may deem advisable.

To the extent any provision of this Plan or action taken hereunder fails to so operate under Rule 16b-3, such provision or action shall be deemed null and void and shall be conformed so as to so operate, to the extent permitted by law and deemed advisable by the Board.

5. Stock Subject to Plan.    The maximum number of Shares that may be issued hereunder shall be 250,000, subject to adjustments under Section 6.

6. Adjustments.    If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then unless the terms of such transaction shall provide otherwise, the Board shall make an appropriate adjustment in the number and/or type of shares or securities that may thereafter be issued under this Plan.

7. Stock Grants.    Commencing on the Effective Date, and on each Payment Date thereafter during the term of this Plan, each Participant shall be granted a number of Shares as specified by the Board to be paid in Shares. In addition, a Participant may elect to receive all or any portion of the directors’ annual retainer specified by the Board to be paid in cash in Shares under this Plan. If on any date upon which Shares are to be granted or issued under this Plan the number of Shares remaining available under this Plan is less than the number of Shares required for all grants to be made on such date, then any election to receive all or any portion of the cash portion of the directors’ annual retainer in Shares shall be void, and a proportionate amount of such available number of Shares shall be granted to each Participant, and in lieu of the Shares that otherwise would be issuable, the Participants shall be paid an amount in cash equal to (a) the difference between the portion of the directors’ annual retainer to be paid in Shares less the number of Shares then issued to the Participant, multiplied by (b) the Fair Market Value on that date.

8. Deferral of Shares.    A Participant may elect to defer receipt of all or any portion of the directors’ annual retainer under this Plan under and in accordance with rules established for this purpose under the Deferred Compensation Plan for Non-Employee Directors. This deferral shall be denominated in Common Stock as if the Participant had elected to receive such portion of the directors’ annual retainer in Shares, and thereafter such deferral shall be valued in Common Stock. This deferral shall be increased by the value of any dividends declared with respect to Common Stock, which value shall be deemed to be reinvested in Common Stock, based on the Fair Market Value on the record date for such dividends. The aggregate number of shares of Common Stock accumulated on behalf of the Participant under this Plan shall be paid to the Participant in Shares under this Plan in accordance with the election made by the Participant under rules established for this purpose under the Deferred Compensation Plan for Non-Employee Directors. Notwithstanding the foregoing, in the event that the deemed reinvestment of any dividends in Common Stock would cause the Company to exceed the maximum number of Shares that may be issued under this Plan, the Common Stock attributable to such dividends shall be paid to the Participant in cash based on the Fair Market Value on the date the Participant’s deferral otherwise is paid.

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9. Amendment and Termination.    The Board may alter, amend, suspend or terminate this Plan, provided that no such action shall deprive any Participant, without his or her consent, of any Shares theretofore issued under this Plan, or deferred under this Plan, and provided further that the provisions of this Plan designating persons eligible to participate in this Plan and specifying the retainer amounts payable to Participants hereunder and the amount and timing of grants under this Plan shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, unless such restriction on amendments to this Plan is not necessary in order for the transactions contemplated by this Plan to be exempt under Rule 16b-3 of the Exchange Act.

10. Taxes.    The Board may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by a Participant of any taxes that it determines are necessary or appropriate in connection with any issuance of Shares under this Plan, and a Participant’s rights in any Shares are subject to satisfaction of such conditions. The Company and any affiliate of the Company shall not be liable to a Participant or any other persons as to any tax consequence expected, but not realized, by any Participant or other person due to the receipt of any Shares granted hereunder.

11. Compliance with Law.    Shares shall not be issued under this Plan unless and until counsel for the Company shall be satisfied that any conditions necessary for such issuance to comply with applicable federal, state or local tax, securities or other laws or rules or applicable securities exchange requirements have been fulfilled.

12. Governing Law; Miscellaneous.    This Plan and any rights hereunder shall be interpreted and construed in accordance with the laws of the State of Maryland and applicable federal law. Neither this Plan nor any action taken pursuant thereto shall be construed as giving any Participant any right to be retained in the service of the Company or nominated for reelection to the Board.

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